EXHIBIT 99.2


                                                           FOR IMMEDIATE RELEASE


                       NTL ANNOUNCES AGREEMENT TO ACQUIRE
                            SWISS CABLE MARKET LEADER

New York, New York (December 13, 1999) - NTL Incorporated (NASDAQ: NTLI; EASDAQ:
NTLI.ED) announced today that it had reached agreement to acquire the Cablecom Group ("Cablecom") from Swisscom AG, Siemens Schweiz AG and VEBA for approximately $3.7 billion (on a debt free, cash free basis). Cablecom's 1998 revenues were $388 million and EBITDA was $145 million.

Cablecom is Switzerland's largest cable operator with 1.38 million subscribers (reflecting a penetration rate of 96% in its service areas) and delivers signals via its national fibre backbone to other cable operators who serve a further 300,000 cable homes. Over 90% of television broadcasting in Switzerland is delivered over cable networks. Cablecom has a 53% share of the Swiss cable market and is the major cable operator in 11 of Switzerland's 15 largest cities. Cablecom has been the catalyst for the consolidation of the Swiss cable market and recently launched digital television and high-speed internet services.

Cablecom also owns SwissOnline, the second largest ISP in Switzerland and one of the country's most popular portals with approximately 140,000 customers. Cablecom already has a telecommunications licence to provide data (Internet, leased lines and ATM) and value added services throughout Switzerland and it will shortly submit an application to extend the licences for the provisioning of voice telephony. Cablecom's network is currently being upgraded as part of an investment programme going through 2003, with over $250 million spent in the last two years. The network upgrade programme will include the completion of a national fibre ring which is expected to cover approximately 75% of Switzerland by the end of 2001 as one of only two national fibre rings in the country.

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Through this  acquisition,  NTL will become the largest  alternative  fixed link telecoms operator in the fast growing Swiss telecoms market.

NTL will acquire the cable assets of Cablecom Holdings AG together with its subsidiaries. Part of the purchase price will take the form of the assumption or discharge of indebtedness of the Cablecom Group. Completion of the acquisition is conditioned on certain regulatory approvals being obtained and is expected to occur in the first quarter of 2000.

NTL has reached agreement with Morgan Stanley Dean Witter and The Chase Manhattan Bank to finance $2.3 billion of the purchase price for the transaction. NTL is assessing a number of proposals to finance the balance of the purchase price and Morgan Stanley Dean Witter and The Chase Manhattan Bank have indicated their confidence regarding the availability of this financing.

Barclay Knapp, Chief Executive Officer of NTL commented: "We are delighted to have reached agreement to acquire Cablecom. It is an extremely well managed company, with a very high quality network, 96% customer penetration rates and huge potential for growth from traditional and new CATV services, businesses and residential telecoms and full service broadband communications.

In terms of our overall European strategy it is particularly important to have acquired a network at the very heart of Europe and Cablecom is one of Europe's premier communications assets. We look forward to working with the management and staff of Cablecom to fully capitalise on Cablecom's future potential."

NTL will be the largest cable operator in the UK following the pending acquisition of the consumer operations of Cable & Wireless Communications and is currently the largest cable operator in the Republic of Ireland. NTL also owns and operates networks in France.

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For further information contact:
In the US:
John Gregg, Chief Financial Officer
Richard J. Lubasch, Executive Vice President - General Counsel
Bret Richter, Director - Corporate Development
Michael A. Peterson, Director - Corporate Development
001 212 906 8440

In the UK:
John Gregg, Chief Financial Officer
Jeff Wyman, Assistant General Counsel
Aizad Hussain, Director - Corporate Development
0171 909 2000
Alison Smith, 077881 86154
Will Robson, 07050 094371
Edward Bickham/Deborah Gray (Hill and Knowlton)t 0171 413 3000 or via e-mail at investor-relations@ntli.com




Note to Editors

More on NTL: NTL uses world-leading technology to deliver telephone, tv, internet and interactive services to homes and businesses. 22 million homes watch ITV, C4 and C5 thanks to NTL's transmission network: 5.6 million of those homes are within its "speed of light" fibre-optic broadband network. NTL helped pioneer digital tv and is involved in digital terrestrial, cable and satellite and launched the UK's first interactive service in March 1999. NTL's national network carries such names as Virgin, Orange and AT&T. With businesses in France, Ireland, Australia and Singapore, NTL's headquarters is in Hook, Hampshire, UK. It has over 12,000 associates and is listed on NASDAQ and EASDAQ In July 1999, NTL announced its intention to acquire the consumer operations of Cable and Wireless Communications.



This announcement has been approved for the purposes of Section 57 of the Financial Service Act 1986 by Wasserstein Perella and Co. Limited ("Wasserstein Perella"). Wasserstein Perella, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting as financial adviser to NTL in relation to the transaction and to no one else and will not regard any other person as its customer or be responsible to anyone other than NTL for providing the protection offered to customers of Wasserstein Perella or for providing advice in relation to the transaction.